Exhibit 10.3

Parties and Background

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IP Licence Agreement

Agreement dated	2017

Parties

Licensor	Name	Immix Biopharma, Inc.
	Entity Number	C3640625
	Address	11150 West Olympic Boulevard, Suite 1120, Los Angeles California 90064 United States

Licensee	Name	Immix Biopharma Australia Pty Ltd
	ACN	613 951 536
	Address	C/- CoSec Consulting, 58 Gipps Street, Collingwood, Victoria 3006, Australia

Background

A.	The Licensor is the owner of the Intellectual Property.

B.	The Licensor has licenced or agreed to licence the Intellectual Property to the Licensee on and subject to the terms of this Agreement, with effect from the Commencement Date.

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Operative Part

1.	Interpretation

1.1	Definitions

Meanings apply to capitalised terms used in this Agreement as specified in this provision, unless the context otherwise requires:

Agreement means this ‘IP Licence Agreement’;

Authorised Officer means any director, secretary or person notified in that capacity by any party to this Agreement in or under any provision of this Agreement to any other party to this Agreement, without withdrawal or cancellation of that notification as at that time;

Business Day means a day that is not a Saturday, Sunday or public holiday in Melbourne in the State of Victoria, Australia;

Calendar Quarter means each period of three (3) consecutive months ending on 31 March, 30 June, 30 September and 31 December in each year of the Term;

Commencement Date means the earlier of the date of this Agreement and the date on which the Licensee commenced use of any of the Intellectual Property;

Confidential Information has the meaning given to that term in clause 12.1;

Developed Intellectual Property means all pre-clinical and clinical trial data, results, conclusions, dosing amounts, dosing schedules and other pre-clinical and clinical knowledge which is newly and uniquely created or developed by activities registered with AusIndustry for the purposes of the research and development tax incentive and which are managed or controlled by the Licensee;

Governmental Agency means any governmental, semi-governmental, administrative, fiscal, municipal, local, judicial or regulatory agency, department, instrumentality, body, utility, authority, commission, court or tribunal;

GST means any Tax under any GST Law;

GST Law has the meaning defined in section 195-1 of A New Tax System (Goods and Services Tax) Act 1999 (Cth);

Insolvency Event means the occurrence of any one or more of the following events in relation to any person:

(a)	having a receiver and/or manager appointed over any of its assets and property;

(b)	having a liquidator appointed (whether under a creditor’s petition voluntary liquidation or otherwise);

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Operative Part

(c)	passing a resolution for winding-up (otherwise than for a purpose of amalgamation or reconstruction);

(d)	an administrator or a controller being appointed to any of its assets;

(e)	entering into any composition or arrangement with its creditors, or an assignment for the benefit of one or more of its creditors; or

(f)	it proposing a reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors, or its winding up or dissolution

(g)	it being insolvent as disclosed in its accounts or otherwise, stating that it is insolvent or it is presumed to be insolvent under an applicable law;

(h)	a writ of execution being levied against it or its property; or

(i)	anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the above paragraphs of this definition;

Licence Fee means the licence fee as defined in clause 4.1;

Licensor’s Intellectual Property means the intellectual property comprising:

(j)	the invention known as Imx-110, being derived from the subject of Patent Application number PCT/US2013/032153 filed on March 15, 2013;

(a)	any patent application(s) filed as a continuation, division, or continuation-in-part of any patent or patent application referred to in (a) above;

(b)	any reissues, re-examinations and extensions of any of the patents or patent applications described in (a) or (b) above;

(c)	any foreign counterpart to a patent in (a) or (b) above;

(d)	all other information inventions, data, formulas, processes, developments, technology, trade secrets, know-how and other intellectual property of the Licensor which is necessary for the Licensee to effectively conduct or facilitate clinical trials and otherwise pursue the commercialisation of the invention referred to in (a) above;

Net Sales means the gross amount billed or invoiced by the Licensee to, and paid by, third parties in respect of commercialisation of the Intellectual Property and any Developed Intellectual Property within the Territory less the actual costs expenses and any Taxes incurred by the Licensee in respect of the same as well as any administrative expenses, depreciation and insurance;

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Operative Part

Purpose means conduct or facilitation of research, development or clinical trials of, using or in connection with the Licensor’s Intellectual Property;

Tax includes any tax, duty, charge or rate imposed or assessed under any legislation or by any Governmental Agency, together with any associated interest, penalty, fine, fee or other charge;

Term means the period from the Commencement Date to the date of termination of this Agreement in accordance with clause 2; and

Territory means the Commonwealth of Australia.

1.2	Interpretation

Rules of interpretation apply to this Agreement as specified in this provision, unless the context otherwise requires:

(a)	(headings): headings and subheadings are for convenience only and do not affect interpretation;

(b)	(plurality): words denoting the singular number include the plural, and the converse also applies;

(c)	(variants): a defined word or expression has corresponding effect in relation to its other grammatical forms;

(d)	(parties): any reference to a party to any agreement or document includes its executors, administrators, legal personal representatives, successors and permitted assigns and substitutes by way of assignment or novation;

(e)	(provisions): any reference to a provision, comprising a clause or schedule is a reference to a provision of this Agreement, including each clause, subclause, paragraph and subparagraph of that provision, and any reference to this Agreement includes all provisions of this Agreement; and

(f)	(legislation): any reference to any legislation includes a reference to that legislation as amended, re-enacted, consolidated or replaced at any time, and includes all regulations, delegations, instruments and orders made under it.

2.	Term

2.1	Termination

This Agreement commenced on the Commencement Date and will continue until:

(a)	terminated in accordance with clause 5; or

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Operative Part

(b)	either party gives the other party not less than 20 days’ notice of termination in writing.

2.2	Delivery of intellectual property and Confidential Information

Upon the expiration or termination of this Agreement for any reason the Licensee will promptly deliver to the Company all:

(a)	Licensor’s Intellectual Property;

(b)	Developed Intellectual Property, including all work in progress on any Developed Intellectual Property not previously delivered to Company, if any; and

(c)	Confidential Information and other intellectual property in Licensee’s possession or control which the Licensee obtained or developed in connection with this Agreement.

2.3	Final Payment

On termination of this Agreement, the Company will pay to the Licensee any accrued but unpaid License Fee due and payable to the Licensee pursuant to clause 4.

3.	Licence

3.1	Licence

In consideration of payment of the Licence Fee, the Licensor hereby grants to the Licensee a nonexclusive, non-transferable licence to use the Licensor’s Intellectual Property within the Territory solely for the Purpose during the Term.

3.2	Licensor’s Obligations

(a)	The Licensor will, in consultation with the Licensee, (to ensure that the Licensee’s rights are protected), diligently pursue all applications to register any Intellectual Property in the Territory and elsewhere which are capable of such registration.

(b)	All costs incurred by the Licensee in complying with its obligations under 3.2(a) shall be borne by the Licensee.

(c)	The Licensor shall keep the Licensee informed of all progress in connection with applications to register any Intellectual Property in accordance with clause 3.2(a).

(d)	The Licensor must not do or cause anything to be done that may adversely affect the rights of the Licensee under this Agreement.

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Operative Part

(e)	The Licensor will maintain any registration of the Intellectual Property in all relevant jurisdictions where they are registered and do so at the expense of the Licensee.

(f)	The Licensee must not assign or sublicense any of the Intellectual Property.

(g)	The Licensee must not encumber any of the Intellectual Property as security without the written permission of the Licensor.

3.3	Licensee’s Obligations

The Licensee must:

(a)	protect and not cause or do any act or thing which may prejudice, damage or harm any of the Intellectual Property; and

(b)	on being provided 5 Business Days’ written notice, permit the Licensor’s auditor or accountant to inspect and verify all or any records required to be maintained by the Licensee with respect to the use of the Intellectual Property by the Licensee.

3.4	Infringement of Intellectual Property

The Licensor grants the Licensee the right to bring proceedings for infringement or threatened infringement of the Intellectual Property, and any related claims in passing off and/or claims arising from alleged breaches of the Competition and Consumer Act 2010 (Cth), and any State Fair Trading Act in its own name and shall lend its name to any such proceedings, provided that the Licensee:

(a)	gives the Licensor notice of any intention to commence any such proceedings;

(b)	keeps the Licensor informed of all steps to be taken in those proceedings;

(c)	pays all costs on a solicitor own client basis, associated with any such proceedings; and

(d)	indemnifies the Licensor for all costs, on the same basis, as may be incurred by or against the Licensor in those proceedings.

3.5	Ownership of intellectual property

The following provisions apply in respect of the ownership of the Intellectual Property:

(a)	all the legal right, title and interest to or in the Intellectual Property at any time during this Agreement is retained by and remains vested in the sole, exclusive, absolute and entire beneficial ownership of the Licensor;

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Operative Part

(b)	all the legal right, title and interest to or in any Developed Intellectual Property must be and become vested in the sole, exclusive, absolute and entire beneficial ownership of the Licensee; and

(c)	the Licensee must execute any document and perform any action necessary or desirable to transfer any Developed Intellectual Property to the Licensor.

3.6	Sublicensing

The Licensee may sublicence use of the Intellectual Property to any person provided that the Licensee first gives the Licensor written notice of such sublicensing arrangements, including the name of the sublicensee and the purpose of such sublicence.

4.	Licence Fee

4.1	Payment of Licence Fee

(a)	The Licensee must pay the Licensor an annual licence fee (Licence Fee) by way of royalty in an amount equal to [*] percent ([*]%) of Net Sales payable in arrears within 2 months of the end of each Calendar Quarter in which any amounts on account of Net Sales are earnt by the Licensee.

(b)	The parties acknowledge that as at the date of this Agreement, the Licensee has not yet paid any proportion of the annual Licence Fee due and owing since the Commencement Date. The Licensor will, as soon as practicable following the date of this Agreement, render an invoice for any proportion of the Licence Fee due and owing by the Licensee at the date of this Agreement and the Licensee will promptly pay to the Licensor any such invoiced amount.

(c)	Failure to pay the Licence Fee by the due date will not entitle the Licensor to terminate this Agreement.

(d)	The Licence Fee payable in accordance with this clause is apportioned as follows:

(i)	for goodwill: nil; and

(ii)	as to the balance, for the use of the Intellectual Property by the Licensee.

4.2	Adjustment of Licence Fee

(a)	Annually throughout the Term, the parties will review the Licence Fee payable by the Licensee to the Licensor under this Agreement and determine, in good faith, whether any adjustments should be made to the same. Any adjustments made to the Licence Fee that are agreed between the parties shall be effective as from the date agreed in writing by the parties and will remain current until the next review under this clause 4.2.

(b)	For the avoidance of doubt, the Licence Fee must be adjusted if the Licensor determines that an adjustment is required in order for the Licence Fee to be in compliance with the requirements of any law or Governmental Agency in the Territory regarding transfer pricing.

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Operative Part

5.	Termination

5.1	Termination for Cause

Either party may terminate this Agreement at any time with immediate effect by giving notice to the other party:

(a)	if the other party breaches any provision of this Agreement and fails to remedy that breach within 10 Business Days after receiving written notice requiring it to do so; or

(b)	if the other party is the subject of an Insolvency Event.

5.2	Delivery of intellectual property and Confidential Information

Upon the expiration or termination of this Agreement for any reason the Service Provider will promptly deliver to the Company all of the following to the extent those items are in the Service Provider’s possession or control:

(a)	Licensor’s Intellectual Property;

(b)	Developed Intellectual Property, including all work in progress on any Developed Intellectual Property not previously delivered to Company, if any; and

(c)	Confidential Information and intellectual property in the Service Provider’s possession or control as a result of or in connection with this Agreement.

6.	No Agency or Partnership

This Agreement does not constitute either party the agent of the other or imply that the parties intend constituting a partnership, joint venture or other form of association in which either party may be liable for the acts or omissions of the other. Neither party has authority to pledge the credit of the other party or bind the other party to any arrangement.

7.	Costs

The Licensee must pay its and the Licensor’s costs in relation to:

(a)	the negotiation, preparation, execution, performance, amendment or registration of, or any notice given or made; and

(b)	the performance of any action by that party in compliance with any liability arising,

under this Agreement, or any agreement or document executed or effected under this Agreement, unless this Agreement provides otherwise.

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Operative Part

8.	GST

(a)	This provision applies to any GST taxable supply by either party (Supplier) under or in connection with this Agreement to or for the benefit of the other party (Recipient) in relation to any consideration, remuneration, cost or other payment payable to the Supplier or reimbursable or indemnified by the Recipient under this Agreement (Consideration) in connection with that supply.

(b)	Any Consideration has been or will be specified, calculated or assessed under or by reference to any provision of this Agreement initially without reference to, and exclusive of, any GST payable by the Supplier on or in relation to that Consideration (Tax Exclusive Payment).

(c)	The Recipient must increase the Tax Exclusive Payment by any additional amount, sufficient that the total amount payable by the Recipient, after discounting for the amount of any GST liability of the Supplier on that total, is equal to the Tax Exclusive Payment, less the amount of any input tax credit to which the Supplier is entitled in relation to any reimbursable cost.

(d)	The Supplier must issue to the Recipient tax invoices in proper form and in compliance with any GST Law connected with any supply of any right, property or services by the Supplier under this Agreement.

9.	Assignment

Neither party may transfer any right or liability under this Agreement without the prior written consent of the other party, except where this Agreement provides otherwise.

10.	Notices

10.1	Form

Any notice must be in writing and signed by the sender or any solicitor acting for the sender or, if a corporate party, an Authorised Officer of the sender, including any director, secretary or person notified in that capacity by that corporate party, or under the seal of the sender or any power of attorney.

10.2	Service Method

Any notice may be served by delivery in person or by post, email or facsimile transmission to the address or number of the recipient and will be effective for the purposes of this Agreement upon physical receipt by the recipient, or by an email or facsimile response which confirms that the notice has been received.

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Operative Part

11.	Governing Law

This Agreement is governed by and construed under the law of the State of California, USA, without reference to conflict of laws principles. The parties submit to the jurisdiction of courts exercising jurisdiction in that State.

12.	Confidential Information

12.1	Definition of Confidential Information

For the purposes of this clause, Confidential Information means:

(a)	any and all technical or business data, information or items (including third party data, information, or items) in whatever form or medium, provided to the Licensee or collected or generated by the Licensee in connection with this Licence regardless of whether such data, information or items are marked or identified as “Confidential”; and

(b)	any data, information or items relating to or embodied in the Developed Intellectual Property.

12.2	Licensee confidentiality obligation

The Licensee will:

(a)	treat as confidential, and preserve the confidentiality of, all Confidential Information;

(b)	use the Confidential Information solely for the purposes of this Agreement;

(c)	not copy such Confidential Information unless specifically authorized by the Company;

(d)	limit dissemination of the Confidential Information to those individuals to whom disclosure is necessary for the purposes of this Agreement, provided such individuals have agreed, in a written agreement no less restrictive than this Agreement, to maintain the confidentiality thereof;

(e)	promptly return and/or destroy all Confidential Information at the Company’s request; and

(f)	immediately notify the Company upon discovery of any loss or unauthorized disclosure of any Confidential Information and use all reasonable efforts to retrieve such Confidential Information.

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Operative Part

13.	General Provisions

13.1	Amendments

Any amendment of this Agreement has no force or effect, unless effected by a document executed by the parties.

13.2	Third Parties

This Agreement confers rights only upon a person expressed to be a party, and not upon any other person.

13.3	Pre-Contractual Negotiation

This Agreement:

(a)	expresses and incorporates the entire agreement between the parties in relation to its subject-matter, and all the terms of that agreement; and

(b)	supersedes and excludes any prior or collateral negotiation, understanding, communication or agreement by or between the parties in relation to that subject-matter or any term of that agreement.

13.4	Further Assurance

Each party must take all steps, execute all documents and perform any action necessary or required by the other party to give full effect to this Agreement, whether prior or subsequent to performance of this Agreement.

13.5	Waivers

Any failure or delay by either party to exercise any right under this Agreement does not operate as a waiver and the single or partial exercise of any right by that party does not preclude any other or further exercise of that or any other right by that party.

13.6	Indemnity and Remedies

The Licensee will indemnify, hold harmless and defend, the Licensor and its officers, directors, affiliates, agents, employees and customers from any and all losses, liabilities, damages, claims, demands, litigation, and expenses (including related costs and attorneys’ fees) of every nature arising or resulting, directly or indirectly from or incident to any actual or alleged:

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Operative Part

(a)	act or omission of Licensee (including its employees or contractors);

(b)	breach of this Agreement by Licensee (including its employees’ or contractors’);

(c)	infringement of any third-party intellectual property rights or the use thereof by Licensee;

(d)	failure by Licensee to satisfy any of its tax or withholding obligations; and/or

(e)	claims arising out of Licensee’s liability to its employees, contractors or agents.

13.7	Limitation of Liability

The Company is not liable for any consequential, incidental, indirect, punitive or special damages, including commercial loss and lost profits, however caused and regardless of legal theory or foreseeability, directly or indirectly arising under this Agreement.

13.8	Rights cumulative

The rights of a party under this Agreement are cumulative and not exclusive of any rights provided by law.

13.9	Severability

Any provision of this Agreement which is invalid in any jurisdiction is invalid in that jurisdiction to that extent, without invalidating or affecting the remaining provisions of this Agreement or the validity of that provision in any other jurisdiction.

13.10	Counterparts and Signature

This Agreement may be executed in any number of counterparts and signed and delivered by electronic means, all of which taken together are deemed to constitute an original and one and the same document.

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Execution

EXECUTED as an agreement

LICENSOR:

EXECUTED by IMMIX BIOPHARMA, INC.	)
)
)

By:	/s/ Ilya Michael Rachman
President and CEO
Full Name: Ilya Michael Rachman

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Execution

LICENSEE:

EXECUTED by IMMIX BIOPHARMA	)
AUSTRALIA PTY LTD ACN 613 951 536)
pursuant to section 127(1) of the Corporations	)
Act 2001 (Cth):

/s/ Blair Andrew Lucas	/s/ Ilya Michael Rachman
Director	Director
Full Name: Blair Andrew Lucas	Full Name: Ilya Michael Rachman

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Execution

EXECUTED as an agreement

LENDER:

EXECUTED by IMMIX BIOPHARMA, INC	)
)
)

By:	/s/ Ilya Michael Rachman
President and CEO
Full Name: Ilya Michael Rachman

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Execution

BORROWER:

EXECUTED by IMMIX BIOPHARMA

AUSTRALIA PTY LTD ACN 613 951 536

pursuant to section 127(1) of the Corporations

Act 2001 (Cth):

/s/ Blair Andrew Lucas	/s/ Ilya Michael Rachman
Director	Director
Full Name: Blair Andrew Lucas	Full Name: Ilya Michael Rachman

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